Exhibit 99.1

STORE Capital Announces Leadership and Board Transitions

Mary Fedewa appointed CEO; Christopher Volk to become Executive Chair; Morton Fleischer transitions to Chair Emeritus; Catherine Rice appointed Lead Independent Director

SCOTTSDALE, Ariz., April 15, 2021 – STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that its Board of Directors has appointed President and Chief Operating Officer Mary Fedewa to succeed Christopher Volk as Chief Executive Officer. Mr. Volk will become Executive Chair of the Board following Morton Fleischer’s transition to Chair Emeritus, and Catherine Rice will become Lead Independent Director. The leadership and Board transitions will be effective today, April 15, 2021.

Mr. Volk said, “On behalf of STORE’s Board of Directors, I am thrilled to announce Mary’s appointment to Chief Executive Officer. As co-founders of STORE Capital, Mary and I shared a common vision and collaboratively worked to build one of the most successful net-lease REITs in the sector today. Since we opened our doors for business 10 years ago, Mary’s contribution to building one of the best teams in the industry has been enormous. She initially formed and led our acquisitions group, which is a distinct competitive advantage, and then went on to assume additional responsibility for our servicing, underwriting, portfolio management, information technology and real estate closing areas. Mary’s elevation has been years in the making and reflects her outstanding leadership talents and capabilities. I can think of no one more qualified for this role.”

Ms. Fedewa said, “I am grateful to our Board of Directors for their confidence in appointing me Chief Executive Officer. As a member of STORE’s executive leadership team from the start, I feel well prepared to assume the responsibility for executing our long-term strategy and building the next generation of STORE leaders. I am excited about the opportunity ahead and committed to creating long-term value for all our stakeholders.”

Mr. Volk continued, “As a part of our long-term succession planning process, I am honored to turn the reins over to Mary. It has been a privilege to play a leadership role in growing STORE from an idea to the leading company we have become. I am excited to assume the position of Executive Chair of our Board where I can continue to play an important role in leveraging my institutional knowledge and relationships on behalf of STORE. I look forward to supporting Mary in her new role in any way I can.”

Mr. Fleischer said, “I have worked with Chris Volk for more than 30 years and it has been so rewarding to see the tremendous growth and success of STORE Capital. On behalf of the Board of Directors, I would like to thank Chris for his vision and leadership as well as his many contributions to the company. I can think of no worthier successor to assume the role of STORE’s Board Chair and have full confidence in Mary and the entire leadership team to continue to build the company.”

STORE Capital Corporation

The Company also announced the appointment of Catherine D. Rice to the role of Lead Independent Director, consistent with its commitment to strong corporate governance. Ms. Rice has served as a Director since 2017. She brings extensive REIT expertise to the role, having previously served as Chief Financial Officer of two publicly listed companies having net-lease and mortgage investment activity. She spent the first 16 years of her career as a real estate investment banker.

About Mary Fedewa

Ms. Fedewa co-founded STORE Capital in 2011, has served as a member of its Board of Directors since 2016, and was named Chief Operating Officer in 2017. She was appointed to President in September 2020 and has played a key role in the Company’s portfolio growth to nearly $10 billion in assets while leading nearly all areas of operations, including acquisitions, servicing, portfolio management, information technology and real estate closing.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,600 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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